UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 28, 2005 (December 21, 2005)
MARSH SUPERMARKETS, INC.
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation)	000-01532 (Commission File Number)	35-0918179 (IRS Employer Identification No.)
9800 Crosspoint Boulevard, Indianapolis, Indiana 46256-3350
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (317) 594-2100
Not applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.
SIGNATURES

Item 1.02. Termination of a Material Definitive Agreement.
     Effective December 21, 2005, upon the recommendation of the Compensation Committee, the Board of Directors of Marsh Supermarkets, Inc. (the “Company”) terminated the Amended and Restated Marsh Deferred Compensation Plan, effective January 1, 2005 (the “Plan”). Under the Plan, certain members of management and other highly compensated employees were permitted to defer the receipt of a portion of their compensation. Participant accounts were credited at least annually with interest earned on the amounts deferred. In addition, the accounts of certain participants were credited with matching contributions, including a matching contribution of 25% on the first 6% of compensation to the extent that such matching contribution could not be made to the participant's account under the Company's 401(k) Plan. As of December 21, 2005, no executive officer or non-employee director of the Company had any deferred compensation in the Plan.
     In connection with the termination of the Plan, the full amount of each Plan participant’s account balance will be distributed to such participant on or before December 31, 2005. The aggregate payout to Plan participants will be approximately $2.85 million.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: December 28, 2005

MARSH SUPERMARKETS, INC.
By:	/S/ P. LAWRENCE BUTT
	Name:	P. Lawrence Butt
	Title:	Senior Vice President, Counsel and Secretary